February 2010 Preliminary Terms No. 310 Registration Statement No. 333-156423 Dated February 16, 2010 Filed pursuant to Rule 433
S T R U C T U R E D I N V E S T M E N T S Opportunities in International Equities and Commodities
PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the closing value of the asset on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	February , 2010
Original issue date:	February , 2010 (5 business days after the pricing date)
Maturity date:	August 25, 2011
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Weighting
	Shares of the iShares® MSCI Japan Index Fund (the “Japan shares”)	EWJ	50%
	Platinum	PLTMLNPM	20%
	Silver	SLVRLN	15%
	Gold	GOLDLNPM	15%

Payment at maturity:
If the basket appreciates:
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x weighting
Component price:
Japan shares:  the closing price of one share of the Japan shares
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated and published by the LPPM
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market

Initial price:	The component price for the applicable basket component on the pricing date
Final price:	The component price for the applicable basket component on the valuation date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the Japan shares
Valuation date:	August 22, 2011, subject to adjustment for market disruption events in respect of the applicable basket component
Principal protection:	None
Interest:	None
CUSIP:	617482KQ6
ISIN:	US617482KQ63
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$17.10	$982.90
Total	$	$	$
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commission of $17.10 for each PLUS they sell. See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering, and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 310 dated February 16, 2010
Prospectus Supplement dated December 23, 2008          Prospectus dated December 23, 2008

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities

The PLUS Based on the Performance of a Hybrid Basket due August 25, 2011 (the “PLUS”) can be used:

▪	To gain access to the basket components and provide diversification of underlying asset class exposure

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of the positive price performance of the basket

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor, subject to the maximum payment at maturity

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	18 Months
Leverage factor:	200%
Payment at maturity:
(i) if the basket appreciates:
$1,000 + leveraged upside payment, subject to the maximum payment at maturity of $1,188 to 1,228 per PLUS.
(ii) if the basket depreciates or does not appreciate:
1:1 downside
This amount will be equal to or less than the state principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount), to be determined on the pricing date.
Principal protection:	None
Interest:	None

February 2010	Page 2

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Basket Overview

The basket is a weighted basket composed of one exchange traded fund and three precious metals.

Basket Component Information as of February 9, 2010
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
iShares® MSCI Japan Index Fund	EWJ	$9.83	$8.53	$10.49 (on 1/14/10)	$6.842 (on 3/9/09)	50%
Platinum (in U.S. dollars)	PLTMLNPM	$1,496.00	$981.00	$1,627.00 (on 1/20/10)	$981.00 (on 2/9/09)	20%
Silver (in U.S. cents)	SLVRLN	1,520.00¢	1,301.00¢	1,918.00¢ (on 12/2/09)	1,198.00¢ (on 4/17/09)	15%
Gold (in U.S. dollars)	GOLDLNPM	$1,071.25	$895.00	$1,212.50 (on 12/2/09)	$870.25 (on 4/6/09)	15%

* For information purposes only, actual prices will not be taken from Bloomberg.

Historical Basket Performance January 1, 2005 through February 9, 2010

The graph is calculated to show the performance of the basket during the period from January 1, 2005 through February 9, 2010 assuming the basket components are weighted as set out above and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the price of any basket component will be offset by decreases in the prices of the other basket components.  The historical values of the basket should not be taken as an indication of its future performance.

February 2010	Page 3

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This 18 month investment offers 200% leveraged upside, subject to a maximum payment at maturity of $1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the basket.

Access
The PLUS offer exposure to a diversified basket composed of a fund of Japanese equities and of three precious metals, allowing for asset class diversification from traditional fixed income/U.S. equity investments.

Leverage Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket within a certain range of price performance.
Best Case Scenario
The basket increases in value and, at maturity, the PLUS redeem for the maximum payment at maturity of $1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario
The basket declines in value and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline.  For example, if the basket decreases by 20%, the PLUS will redeem for $800 per PLUS at maturity.  There is no minimum payment on the PLUS.

Summary of Selected Key Risks (see page 14)

▪	The PLUS do not pay interest or guarantee any return of your principal.

▪	Appreciation potential is limited.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	Market price of the PLUS will be influenced by many unpredictable factors.

▪	Changes in the price of one or more of the basket components may offset each other.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.

▪	The adjustments to the adjustment factor for the Japan shares the calculation agent is required to make do not cover every corporate event that can affect the Japan shares.

▪	The Japan shares and the MSCI Japan Index are different.

▪	You have no shareholder rights.

▪	Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities.

▪	Specific commodities prices are volatile and several factors have had and may in the future have an effect on the price of the commodities.

▪	There are risks relating to trading of commodities on the London Bullion Market Association.

▪	Adjustments to the Japan shares or to the MSCI Japan Index Fund could adversely affect the value of the PLUS.

▪	The antidilution adjustments the calculation agent is required to make to the Japan shares do not cover every event that could affect the Japan shares.

▪	The PLUS are subject to currency exchange rate risk.

February 2010	Page 4

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

▪	The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interest.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

February 2010	Page 5

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the performance of the basket as of the valuation date.  The PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments on the PLUS are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February , 2010	February , 2010 (5 business days after the pricing date)	August 25, 2011, subject to postponement due to a market disruption event
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Denominations:	$1,000 per PLUS and integral multiples thereof
Principal protection:	None
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Weighting
	Shares of the iShares® MSCI Japan Index Fund (the “Japan shares”)	EWJ	50%
	Platinum	PLTMLNPM	20%
	Silver	SLVRLN	15%
	Gold	GOLDLNPM	15%
Payment at maturity:
If the basket appreciates:
•     $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the basket depreciates or does not appreciate:
•     $1,000 x basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Maximum payment at maturity:	$1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	200%
Basket percent increase:	The sum of the products of, with respect to each basket component: [(final price – initial price) / initial price] x weighting
Basket performance factor:	The sum of the products of, with respect to each basket component: [final price / initial price] x weighting
Component price:
Japan shares:  the closing price of one share of the Japan shares
Platinum:  the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. Dollars, as calculated and published by the LPPM
Silver:  the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated and published by the London Silver Market
Gold:  the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the London Gold Market

Initial price:	The component price for the applicable basket component on the pricing date
Final price:	The component price for the applicable basket component on the valuation date
Valuation date:	August 22, 2011, subject to adjustment for market disruption events in respect of the applicable basket component
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the Japan shares
Postponement of maturity date:
If due to a market disruption event or otherwise, the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following such valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 14.

February 2010	Page 6

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

General Terms
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617482KQ6
ISIN:	US617482KQ63
Minimum ticketing size:	$1,000/1 PLUS
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS offered under this document and is superseded by the following discussion.

Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange, and

▪    subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year at such time.

Because the PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section entitled “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Potential Application of the Constructive Ownership Rule” in the accompanying preliminary pricing supplement  for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:	The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our

February 2010	Page 7

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in any of the basket components, in futures or options contracts on any of the basket components or any component stocks of the MSCI Japan Index Fund listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the prices of the basket components, and therefore the prices at which the basket components must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (a “Plan”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

February 2010	Page 8

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $17.10 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2010	Page 9

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$1,208 per PLUS (120.8% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Where the basket appreciates as a whole, the payout on the PLUS at maturity is equal to $1,000 plus the product of $1,000 times the basket percent increase times the leverage factor, subject to the hypothetical maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity if the value of the basket increases to 110.4% of the initial value of the basket.

▪	If the underlying basket appreciates 5%, the investor would receive a 10% return, or $1,100 per PLUS.

▪	If the underlying basket appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $1,208 per PLUS, or 120.8% of the stated principal amount.

▪
Where the basket depreciates as a whole or does not appreciate, the payout on the PLUS at maturity is equal to $1,000 times the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS, based on a 1% loss of principal for each 1% decline in the underlying basket.

▪	For example, if the underlying basket depreciates by 15%, investors will lose 15% of their principal and receive only $850 per PLUS at maturity, or 85% of the stated principal amount.

February 2010	Page 10

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor, the hypothetical maximum payment at maturity of $1,208 per PLUS, and the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

Basket Percent Increase Example

Leverage factor = 200%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Japan shares	50%	$10	$10.50	+ 5%
Platinum	20%	$1,500	$1,575	+ 5%
Silver	15%	1,500¢	1,575¢	+ 5%
Gold	15%	$1,000	$1,050	+ 5%

Basket Percentage Increase = sum of (x) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

[(final Japan shares price – initial Japan shares price) / initial Japan shares price] x 50%; plus

[(final platinum price – initial platinum price) / initial platinum price]  x  20%; plus

[(final silver price – initial silver price) / initial silver price]  x  15%; plus

[(final gold price – initial gold price) / initial gold price]  x  15%

So, using the final prices above:

Japan shares  = [($10.50 – $10) / $10] x 50%  = 2.5%; plus

platinum  = [($1,575 – $1,500) / $1,500] x 20%  = 1%; plus

silver  =  [(1,575¢ – 1,500¢) / 1,500¢] x 15%  = 0.75%; plus gold =  [($1,050 – $1,000) / $1,000] x 15%  = 0.75%

which equals

basket percentage increase   =   5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   200%   =   $100

Since this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,208 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $100   =   $1,100

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Performance Leveraged Upside SecuritiesSM

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

The basket performance factor is less than 100%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
Japan shares	50%	$10	$7.30	- 27%
Platinum	20%	$1,500	$1,605	+ 7%
Silver	15%	1,500¢	1,605¢	+ 7%
Gold	15%	$1,000	$1,070	+ 7%

Basket Performance Factor = sum of (x) the final price for each basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

(final Japan shares price / initial Japan shares price)  x  50%; plus

(final platinum price / initial platinum price)  x  20%; plus

(final silver price / initial silver price)  x  15%; plus

(final gold price / initial gold price)  x  15%

So, using the final prices above:

Japan shares  = ($7.30 / $10) x 50%  = 36.50%; plus

platinum  = ($1,605 / $1,500) x 20%  = 21.40%; plus

silver  = (1,605¢ / 1,500¢) x 15%  = 16.05%; plus

gold  = ($1,070 / $1,000) x 15%  = 16.05%

which equals

basket performance factor   =   90%

In the above example, the final prices of the basket commodities (with a combined weighting of 50% of the basket) are each higher than their respective initial prices, but the final price of the Japan shares (with a weighting of 50% of the basket) is lower than its initial price.  Accordingly, although the final prices of one half of the basket components have increased in value over their respective initial prices, the final price of the other half of the basket has declined and, because it has declined further, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:
$1,000 times the basket performance factor; or

$1,000   x   90%   =   $900

The payment at maturity per PLUS will be $900, which is less than the stated principal amount by an amount proportionate to the percentage decline in the basket.

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iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of PLUS that they hold an amount in cash based upon the sum of the weighted performance of the basket components from the pricing date to the valuation date, as determined as follows:

If the basket appreciates:

$1,000    +    leveraged upside payment:

subject to the maximum payment at maturity of $1,188 to $1,228 for each PLUS,

If the basket depreciates or does not appreciate:

$1,000    x    basket performance factor

If the basket depreciates or does not appreciate, the basket performance factor will be equal to or less than 1.0, and the payment at maturity will therefore be equal to or less than, and possibly substantially less than, the stated principal amount.  There is no minimum payment at maturity.

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Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  You should consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
The PLUS do not pay interest or guarantee any return of your principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest and do not guarantee any return of principal at maturity.  If the value of the basket has decreased over the term of the PLUS, you will lose money on your investment and you will receive an amount in cash that is less than, and possibly substantially less than, the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value. See “How the PLUS Work” above.

▪
Appreciation potential is limited.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,188 to $1,228 per PLUS (118.8% to 122.8% of the stated principal amount). Although the leverage factor provides 200% exposure to any increase in the value of the basket at maturity, because the payment at maturity will be limited to 118.8% to 122.8% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds 109.4% to 111.4% of the initial value of the basket.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Market price of the PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value of each of the basket components at any time, the volatility (frequency and magnitude of changes in value) of each of the basket components and dividends on the Japan shares and of the stocks composing the MSCI Japan Index, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final prices of the basket components, the exchange rates of the U.S. dollar relative to the Japanese yen, in which securities underlying the MSCI Japan Index Fund trade, trends of supply and demand for platinum, silver and gold at any time, as well as the effects of speculation or any government activity that could affect the precious metals markets, the time remaining until the PLUS mature, the occurrence of certain events affecting the Japan shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads.

▪
Changes in the price of one or more of the basket components may offset each other.  Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket components on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component, such as the Japan shares which have a 50% weighting in the basket, could moderate or wholly offset increases in the values of the less heavily weighted basket components.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

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iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

▪
The adjustments to the adjustment factor for the Japan shares the calculation agent is required to make do not cover every corporate event that can affect the Japan shares.  MS & Co., as calculation agent, will adjust the adjustment factor for the Japan shares for certain events affecting the Japan shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the Japan shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the Japan shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the Japan shares or anyone else makes a partial tender or partial exchange offer for the Japan shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

▪
The Japan shares and the MSCI Japan Index are different.  The performance of the Japan shares may not exactly replicate the performance of the MSCI Japan Index because the Japan shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Japan Index.  It is also possible that the Japan shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Japan Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Japan shares and the MSCI Japan Index or due to other circumstances.  The Investment Adviser (as defined below) may invest up to 10% of the Japan shares’ assets in shares of other iShares® funds that seek to track the performance of Japanese equity securities.

▪
You have no shareholder rights.  Investing in the PLUS is not equivalent to investing in the MSCI Japan Index, the Japan shares or the stock that constitute the MSCI Japan Index.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the Japan shares or the stocks that constitute the MSCI Japan Index.  In addition, you do not have the right to exchange your PLUS for Japan shares at any time.

▪
Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
There are risks associated with investments in securities linked to the value of foreign equity securities.  The Japan shares track the performance of the MSCI Japan Index, which is linked to the value of Japanese equity securities.  Investments in securities linked to the value of foreign equity securities, such as the Japan shares, involve risks associated with the securities markets in those countries, such as Japan, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets, such as the stocks constituting the Japan shares, will be affected by political, economic, financial and social factors in Japan, and may be affected by these factors in Asia, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Japanese economy may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions, self-sufficiency and balance of payment positions.

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iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

▪
Specific commodities prices are volatile and several factors have had and may in the future have an effect on the price of the commodities.  Investments, such as the PLUS, linked to the prices of commodities such as platinum, gold and silver, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the price of platinum, silver or gold, and therefore of the PLUS, in varying and potentially inconsistent ways.  The prices of the basket commodities may each be, and have recently all been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” below.

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.  The price of platinum may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.  The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time-to-time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.

For more information about each basket commodity, see “Description of PLUS—Historical Information” in the accompanying preliminary pricing supplement.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM, and gold and silver are traded on the London Bullion Market Association which we refer to as the LBMA.  The prices of the underlying commodities will be determined by reference to the fixing prices reported by the LPPM (in the case of platinum) and LBMA (in the case of gold and silver).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not

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iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of LBMA or LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
Adjustments to the Japan shares or to the MSCI Japan Index Fund could adversely affect the value of the PLUS.  The investment adviser to the iShares® MSCI Japan Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Japan Index Fund. Any of these actions could adversely affect the price of the Japan shares and, consequently, the value of the PLUS.  MSCI is responsible for calculating and maintaining the MSCI Japan Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Japan Index or make other methodological changes that could change the value of the MSCI Japan Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Japan Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI Japan Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The PLUS are subject to currency exchange rate risk.  Because the price of the Japan shares is related to the U.S. dollar value of stocks underlying the MSCI Japan Index, holders of the PLUS will be exposed to currency exchange rate risk with respect to the Japanese yen.  Exchange rate movements for the Japanese yen are volatile and are the result of numerous factors specific to Japan, including the supply of, and the demand for, the Japanese yen, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to Japan.  An investor’s net exposure will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar.  If the dollar strengthens against the Japanese yen, the price of the Japan shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in Japan and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.

▪
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interest.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  As calculation agent, MS & Co. will determine the initial price and final price of each basket component, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of the preliminary pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of the Japan Shares and/or MSCI Japan Index; Alteration of Method of Calculation.”  The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the PLUS (and to other instruments linked to the basket components or the stocks underlying the MSCI Japan Index), including trading in the basket components and the stocks underlying the MSCI Japan Index and to other instruments linked to the basket components or the MSCI Japan Index.  MS & Co. and some of our other subsidiaries also trade the basket components and other financial instruments related to the basket components and the MSCI Japan Index on a regular basis as part of their general broker-

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Performance Leveraged Upside SecuritiesSM

dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the initial prices of the basket components and, therefore, the prices at which the basket components must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the prices of the basket components on the valuation date and, accordingly, the amount of cash you will receive at maturity.

▪
The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments,  the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Information about the Japan Shares

The iShares® MSCI Japan Index Fund.  The iShares® MSCI Japan Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Japan Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Japan Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”).  The PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.  See “Description of PLUS—The Japan Shares” in the accompanying preliminary pricing supplement.

This offering summary relates only to the PLUS offered hereby and does not relate to the Japan Shares.  We have derived all disclosures contained in this offering summary regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in “Description of PLUS—The Japan Shares” in the accompanying preliminary pricing supplement) that would affect the trading price of the Japan Shares (and therefore the price of the Japan Shares at the time we priced the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Japan Shares.

MSCI Japan Index.  The MSCI Japan Index is calculated, published and disseminated by MSCI.  It is a free float adjusted market capitalization index that is designed to measure large- and mid-cap Japanese equity market performance, to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide. Securities listed on the Tokyo, Osaka, JASDAQ and Nagoya Stock Exchanges are eligible for inclusion in the MSCI Japan Index and the MSCI Japan Index consists of stocks traded primarily on the Tokyo Stock Exchange.  As of September 30, 2009, the MSCI Japan Index’s three largest sectors were consumer discretionary, industrials and financials.  The MSCI Japan Index is member of the MSCI international equity index series and represents the Japanese equity portion of the global benchmark MSCI ACWI (All Country World Index) Index.  See “Description of PLUS – The MSCI Japan Index” in the accompanying preliminary pricing supplement.

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Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low closing prices as well as end-of-quarter closing prices for each of the basket components for each quarter in the period from January 1, 2005 through February 9, 2010.  The related graphs set forth the daily closing prices for each respective basket component for the same period.  The closing prices on February 9, 2010 were, in the case of the Japan shares, $9.83, in the case of gold, $1,071.25, in the case of silver, 1,520¢ and, in the case of platinum, $1,496.00.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you will receive a payment in excess of the stated principal amount of the PLUS.

iShares® MSCI Japan Index Fund (in U.S. dollars per share) CUSIP: 464287184	High	Low	Period End
2005
First Quarter	11.04	10.39	10.47
Second Quarter	10.62	9.95	10.14
Third Quarter	12.39	10.08	12.19
Fourth Quarter	13.68	11.50	13.52
2006
First Quarter	14.47	13.19	14.38
Second Quarter	15.52	12.32	13.67
Third Quarter	14.04	12.57	13.54
Fourth Quarter	14.23	13.11	14.22
2007
First Quarter	15.12	13.89	14.61
Second Quarter	14.73	14.24	14.55
Third Quarter	14.77	13.46	14.30
Fourth Quarter	14.65	13.03	13.29
2008
First Quarter	13.28	11.53	12.37
Second Quarter	13.82	12.37	12.48
Third Quarter	12.51	10.23	10.66
Fourth Quarter	10.53	7.76	9.60
2009
First Quarter	9.63	6.84	7.91
Second Quarter	9.58	8.12	9.43
Third Quarter	10.30	9.19	9.94
Fourth Quarter	10.03	9.24	9.74
2010
First Quarter (through February 9, 2010)	10.49	9.75	9.83

iShares® MSCI Japan Index Fund January 1, 2005 through February 9, 2010

February 2010	Page 20

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Platinum (in U.S. dollars per troy ounce )	High	Low	Period End
2005
First Quarter	883	844	864
Second Quarter	897	853	884
Third Quarter	930	860	929
Fourth Quarter	1,012	914	965
2006
First Quarter	1,084	982	1,076
Second Quarter	1,331	1,070	1,226
Third Quarter	1,268	1,127	1,140
Fourth Quarter	1,355	1,053	1,118
2007
First Quarter	1,248	1,118	1,244
Second Quarter	1,329	1,235	1,273
Third Quarter	1,377	1,240	1,377
Fourth Quarter	1,544	1,353	1,530
2008
First Quarter	2,273	1,531	2,040
Second Quarter	2,182	1,878	2,064
Third Quarter	2,075	1,004	1,004
Fourth Quarter	1,032	763	898
2009
First Quarter	1,152	918	1,124
Second Quarter	1,275	1,076	1,186
Third Quarter	1,339	1,095	1,287
Fourth Quarter	1,494	1,269	1,461
2010
First Quarter (through February 9, 2010)	1,627	1,475	1,496

Platinum (in U.S. dollars per troy ounce ) January 1, 2005 through February 9, 2010

February 2010	Page 21

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Silver (in U.S. cents per troy ounce)	High	Low	Period End
2005
First Quarter	757.00	639.00	718.75
Second Quarter	753.00	685.00	710.00
Third Quarter	753.00	674.00	753.00
Fourth Quarter	922.50	734.50	883.00
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,493.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter (through February 9, 2010)	1,884.00	1,514.00	1,520.00

Silver (in U.S. cents per troy ounce) January 1, 2005 through February 9, 2010

February 2010	Page 22

PLUS Based on the Performance of a Hybrid Basket due August 25, 2011
iShares® MSCI Japan Index Fund + Three Precious Metals
Performance Leveraged Upside SecuritiesSM

Gold (in U.S. dollars per troy ounce)	High	Low	Period End
2005
First Quarter	443.70	411.10	427.50
Second Quarter	440.55	414.45	437.10
Third Quarter	473.25	418.35	473.25
Fourth Quarter	536.50	456.50	513.00
2006
First Quarter	584.00	524.75	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	846.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter (through February 9, 2010)	1,153.00	1,058.00	1,071.25

Gold (in U.S. dollars per troy ounce) January 1, 2005 through February 9, 2010

February 2010	Page 23